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                                                                     Exhibit 4.6

                                 FIFTH AMENDMENT
                                     TO THE
                            RESTATED COTT USA 401(k)
                            SAVINGS & RETIREMENT PLAN


            WHEREAS, the Restated Cott USA 401(k) Savings & Retirement Plan (the "Plan") was adopted on December 22, 2000;

            WHEREAS, under Article XIII of the Plan, the Company reserved the right to amend the provisions of the Plan;

            WHEREAS, the First Amendment to the Plan was adopted on August 16, 2001;

            WHEREAS, the Second Amendment to the Plan was adopted on October 26, 2001;

            WHEREAS, the Third Amendment to the Plan was adopted on July 23, 2002;

            WHEREAS, the Fourth Amendment to the Plan was adopted on November 13, 2002; and

            WHEREAS, it has become necessary to amend the Plan in order to provide for common stock of Cott Corporation as an investment option under the Plan.

            NOW, THEREFORE, the Plan is hereby amended as follows:

      1. Section 5.1(a) is amended to read as follows:

            "(a) Each Participant's Accounts under the Plan shall be invested in the Investment Funds in the proportions and amounts as determined by the Participant pursuant to Sections 5.2 and 5.3."
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      2. Section 5.1(b) is amended by adding the following new sentence at the end thereof to read:

            "Effective September 1, 2003, the provisions of this paragraph (b) shall no longer apply."

      3. The first sentence of Section 5.2 (a) is amended to read as follows:

            "Except as provided in Section 5.3, each Participant shall elect to invest his Accounts in the Investment Funds maintained by the Trustee under Section 12.2 in such proportions as the Participant shall indicate, up to the sum of the account balances in the Accounts."

      4. Article V is amended by adding the following new Sections 5.3 and 5.4 at the end thereof to read:

            "5.3 Investments in Company Stock. Notwithstanding any other provision of the Plan:

            (a) a Participant may not invest in excess of twenty-five percent (25%) of the Salary Deferral Contributions and Matching Contributions made on his behalf for any payroll period in Company Stock;

            (b) a Participant may not invest in excess of twenty-five percent (25%) of any Rollover Contributions made on his behalf in Company Stock;

            (c) a Participant may not redirect any amounts in his Account Balance into Company Stock which would result in the portion of such Participant's Account Balance invested in Company Stock at the time of the redirection to exceed twenty-five percent (25%) of such Participant's total Account Balance at the time of such redirection; and

            (d) a Participant may redirect any amounts in his Account Balance which are invested in Company Stock into any of the other Investments Funds under the Plan.

      The provisions of this Section 5.3 shall be effective September 1, 2003.
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            5.4 Special Rules Pertaining to the Voting and Tendering of Company
      Stock. Each Participant who has invested a portion of his Account Balance in Company Stock shall be entitled to direct the Trustee as to the manner in which to vote or tender the shares of Company Stock owned by the Participant as of the record date of such vote. The Committee shall supply to each Participant entitled to direct such vote or tender any proxy statements and other materials supplied to non- Participant shareholders of Cott Corporation with respect to such vote or tender of such stock."

      5. Section 7.7(a) is amended to read as follows:

            "(a) A Participant may take a withdrawal of all or a portion of his Vested Account Balance at any time after attaining age 59-1/2."

      6. Section 9.2(a)(i) is amended to read as follows:

            "(i) 50 percent of the Participant's Vested Account Balance (as defined in Section 7.3(a)) or"

      7. The foregoing amendments shall be effective September 1, 2003.
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            IN WITNESS WHEREOF, Cott Beverages Inc. has executed this Fifth
Amendment to the Plan on this 21st day of August, 2003.

                                    Cott Beverages Inc.


                                    By: /s/ Colin D. Walker
                                        ---------------------------------------

                                    Title: Senior Vice President
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